Exhibit 99.1

PROTECTION ONE ANNOUNCES SECOND QUARTER 2006 RESULTS

Company increases retail RMR additions

Company to conduct conference call to review results tomorrow at 10 a.m. Eastern Time

LAWRENCE, Kan., August 14, 2006 — Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the second quarter ended June 30, 2006.

Richard Ginsburg, President and CEO, commented, “I am pleased to report another quarter of growing retail recurring monthly revenue (RMR) additions and total company RMR stability.  Compared to one year ago, we achieved a slight increase in RMR at our Protection One Monitoring reporting unit and improved RMR additions from our Network Multifamily reporting unit.  These solid operating results were achieved in a quarter when we also closed a successful debt offering that enabled us to pay a dividend to our shareholders.”

At the beginning of the fiscal year, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of stock options; prior year results were not restated.  Through June 30, 2006, the Company has amortized $0.9 million of stock-based compensation (including $0.3 million in the second quarter) to expense under this new standard.

Second Quarter Fiscal 2006 Results

The Company realized monitoring and related services revenues of $61.7 million, compared to $61.5 million in the second quarter of fiscal 2005, an increase of 0.4%.  For comparison purposes, monitoring and related services revenues for the quarter ended June 30, 2005 decreased by 0.5% compared to the same period in 2004.  Slight declines in the Company’s customer base since June 30,

2005 have been more than offset by higher recurring monthly revenue per retail account added and by pricing adjustments to existing accounts.

 Total revenues were $67.1 million compared to $65.4 million in the second quarter of fiscal 2005.  Most of this increase is attributable to an increase in amortization of previously deferred installation revenues. Net loss was $(6.7) million, or $(0.36) per share, compared to $(7.9) million, or $(0.43) per share, in the second quarter of fiscal 2005.

First Half Fiscal 2006 Results

The Company realized monitoring and related services revenues of $123.2 million for the six months ended June 30, 2006.  In the 39-day period commencing January 1, 2005 and ending with and including February 8, 2005 (the “pre-push down period”) and in the 142-day period beginning after that date and ending on June 30, 2005, utilizing the new basis of accounting (the “post-push down period”), the Company recorded revenues of $26.5 million and $96.6 million, respectively.

 Total revenues were $133.8 million in the first six months of fiscal 2006 and, in the pre- and post-push down periods of 2005, were $28.5 million and $102.4 million, respectively.

Net loss in the first half of fiscal 2006 was $(9.2) million, or $(0.50) per share.  Net loss in the pre-push down period in the first half of fiscal 2005 was $(11.4) million, or $(5.80) per share, and, in the post-push down period, $(11.1) million, or $(0.61) per share.

The weighted average number of outstanding shares was 18,226,377 in the first half of 2006, 18,198,571 in the post-push down period and 1,965,654 million in the pre-push down period.

Recurring Monthly Revenue

Recurring monthly revenue (“RMR”) as of June 30, 2006 was $19.9 million, equal to RMR as of June 30, 2005. This stabilization is a result of the Company’s efforts to reduce attrition, add new customers, and the introduction of various pricing initiatives.  In the second quarter of fiscal 2006, the Company’s Protection One Monitoring reporting unit added $549,000 of retail RMR, 11.9% more than it added in the second quarter of 2005.  In the first half of fiscal 2006, the Protection One Monitoring reporting unit added $1,049,000 of retail RMR, 12.9% more than it added in the first half of fiscal 2005.  See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

Excluding the benefit of move-in accounts (new residents in locations with pre-existing Company alarm systems) and Hurricane Katrina reactivations, the annualized gross retail customer attrition rate for the Protection One Monitoring reporting unit was 12.6% for the second quarter in both 2006 and 2005.  Calculated on a trailing 12 months basis ending June 30 and excluding net losses from Hurricane Katrina, the gross retail customer attrition rate decreased to 12.5% in 2006 from 12.7% in 2005.

Including the benefit of move-in accounts and excluding Hurricane Katrina reactivations, the annualized second quarter 2006 net retail customer attrition rate for the Protection One Monitoring reporting unit increased slightly to 10.3% from 10.0% during the second quarter of 2005.  Calculated on a trailing 12 months basis ending June 30 and excluding net losses from Hurricane Katrina, the net retail customer attrition rate remained at 10.2% in both 2006 and 2005.

For the Company’s Network Multifamily reporting unit, the annualized second quarter 2006 customer attrition rate, excluding Hurricane Katrina reactivations, increased to 8.8% from 7.0% during the second quarter of 2005.  On a trailing 12 months basis ending June 30, the customer attrition rate was 7.0% in 2006 compared to 6.3% in 2005, again excluding net losses from Hurricane Katrina.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the second quarter of fiscal 2006 was $21.4 million, up from $21.2 million in the second quarter of fiscal 2005.   The $0.2 million increase in monitoring and related services revenues and $0.9 million reduction in G&A costs offset an increase of $0.8 million from creation activities.

Adjusted EBITDA was $42.2 million in the first half of fiscal 2006 and, in the pre- and post-push down periods in the first half of fiscal 2005, was $9.0 million and $33.5 million, respectively.

See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

On April 26, 2006, as previously reported, the Company increased the aggregate principal amount outstanding under its senior secured credit facility by $66.8 million to $300.0 million and announced its intention to use the incremental proceeds from the amended credit facility, together with a portion of its excess cash, to pay a one-time cash dividend to all of its common stockholders, and to make corresponding payments to employees who are option holders.  The total amount of the distribution was $75.0 million and was paid on May 12, 2006, to stockholders of record as of May 8, 2006 and employee option holders.

The Company’s total debt outstanding, excluding debt discounts and premiums, as of June 30, 2006, was $411.5 million, compared to $344.2 million as of December 31, 2005, reflecting the additional financing obtained through the senior secured credit facility.  The Company had $299.3 million outstanding under its senior secured credit facility as of June 30, 2006.

The Company’s cash and equivalents as of June 30, 2006, were $21.1 million compared to $19.9 million at December 31, 2005.

Push-Down Accounting

On February 8, 2005, as previously reported, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million, in exchange for 16 million shares of the Company’s common stock. The issuance of the new shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005, debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired, based on the estimated fair market values of the assets and liabilities. It is important to note that the “push-down” accounting adjustments did not impact cash flows.

Due to the impact of the changes resulting from the push-down accounting adjustments described above, some results in 2006 may not be comparable to results achieved in 2005. Therefore, the income statement presentation of the Company’s results for the six months ended June 30, 2005, accompanying this release and to be included in the Company’s Form 10-Q for the quarterly period ended June 30, 2006 (and in subsequent filings), separates the Company’s results into two periods:  (1) the 39-day period commencing January 1, 2005, and ending on and including February 8, 2005, upon consummation of the debt-for-equity exchange, and (2) the 142-day period beginning after that date and ending on June 30, 2005, utilizing the new basis of accounting.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry.  Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense; principal payments; changes in working capital needs; cash requirements for acquiring new customers, replacing certain assets that are being depreciated or amortized, or other capital expenditures; or certain event-related expenses such as change in control, debt restructuring, consolidation, employee retention or sale-related expenses.  Accordingly, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	2006	2005
	Six Months Ended June 30,	February 9 through June 30	January 1 through February 8
	(dollar amounts in thousands)
Loss before income taxes	($9,005)	($10,939)	($11,370)
Plus:
Interest expense	16,795	15,362	4,544
Amortization of intangibles and depreciation expense	21,448	20,080	6,638
Amortization of deferred costs in excess of amortization of deferred revenues	7,592	2,916	2,837
Amortization of stock based compensation	872	—	—
Reorganization costs (a)	—	—	6,374
Corporate consolidation costs	20	—	—
Recapitalization costs (b)	4,452	—	—
Loss on retirement of debt	—	6,657	—
Less:
Other expense (income)	11	(550)	(15)
Adjusted EBITDA	$42,185	$33,526	$9,008

(a)             Reorganization costs include fees paid upon completion of the restructuring transactions, key employee retention plan payments and legal fees.

(b)            Recapitalization costs include $1.2 million of expense to third parties related to the amendment to the bank credit facility and $3.3 million related to the make-whole payment to option holders.

	Consolidated
	Three Months Ended June 30,
	2006	2005
	(dollar amounts in thousands)
Loss before income taxes	($6,590)	($7,733)
Plus:
Interest expense	8,836	8,457
Amortization of intangibles and depreciation expense	10,362	12,604
Amortization of deferred costs in excess of amortization of deferred revenues	4,061	2,038
Amortization of stock based compensation	340	—
Recapitalization costs	4,452	—
Loss on retirement of debt	—	6,068
Less:
Other income	(36)	(267)
Adjusted EBITDA	$21,425	$21,167

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams. Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations.

	Six
	Months	Feb. 9,
	Ended	through
	June 30,	June 30,
	2006	2005
	(dollar amounts in millions)
Recurring Monthly Revenue at June 30	$19.9	$19.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.6	0.3
Other revenues (a)	1.9	1.9
Revenues (GAAP basis):
June	22.4	22.1
January — May, 2006	111.4	—
February 9 — May 31, 2005	—	80.3
Total period revenue	$133.8	$102.4

(a) Revenues not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast August 15, 2006 at 10 a.m. EDT to review these results. The call may be accessed by dialing (800) 289-0494 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 6444270.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until August 29, 2006. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 6444270.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States.  Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to more than one million residential and commercial customers.  For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K and Form 10K/A for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which we filed with the SEC on August 14, 2006, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One and Subsidiaries

Summary Income Statement

Unaudited

(Amounts in thousands, except per share and weighted average shares outstanding amounts)

	2006	2005
	January 1 - June 30	February 9 - June 30	January 1 - February 8
Revenue:
Monitoring & related services	$123,228	$96,624	$26,455
Other	10,598	5,728	2,088
Total revenue	133,826	102,352	28,543

Cost of revenue:
Monitoring & related services	34,808	26,895	7,400
Other	13,575	7,660	3,314
Total cost of revenue	48,383	34,555	10,714

Selling expenses	19,585	11,423	3,989
General & administrative	32,137	25,764	8,104
Change in control and debt restructuring costs	—	—	5,939
Corporate consolidation costs	20	—	—
Recapitalization costs	4,452	—	—
Amortization of intangibles and depreciation expense	21,448	20,080	6,638
Total operating expenses	77,642	57,267	24,670

Operating income (loss)	7,801	10,530	(6,841)

Other income (expense)
Interest expense, net	(16,795)	(15,362)	(4,544)
Other	(11)	(6,107)	15
Loss before income taxes	(9,005)	(10,939)	(11,370)
Income tax expense	(165)	(194)	(35)

Net loss	$(9,170)	$(11,133)	$(11,405)

Net loss per common share (a)	$(0.50)	$(0.61)	$(5.80)

Other Data:

Weighted average common shares outstanding (a)	18,226,377	18,198,571	1,965,654

(a)—gives effect to the one-for-fifty-shares reverse stock split on February 8, 2005.

Protection One and Subsidiaries

Summary Income Statement

Unaudited

(Amounts in thousands, except per share and weighted average shares outstanding amounts)

	Quarter Ended June 30,
	2006	2005
Revenue:
Monitoring & related services	$61,735	$61,502
Other	5,415	3,939
Total revenue	67,150	65,441

Cost of revenue:
Monitoring & related services	17,412	16,967
Other	7,113	5,235
Total cost of revenue	24,525	22,202

Selling expenses	10,020	7,627
General & administrative	15,581	16,483
Recapitalization costs	4,452	—
Amortization of intangibles and depreciation expense	10,362	12,604
Total operating expenses	40,415	36,714

Operating income	2,210	6,525

Other income (expense)
Interest expense	(8,836)	(8,457)
Other	36	(5,801)
Loss before income taxes	(6,590)	(7,733)
Income tax expense	(73)	(158)

Net loss	$(6,663)	$(7,891)

Net loss per common share	$(0.36)	$(0.43)

Other Data:

End of period RMR	$19,924	$19,907
Weighted average common shares outstanding	18,239,724	18,198,571

Protection One and Subsidiaries

Summary Balance Sheet and Cash Flow Data

Unaudited

 (Dollars in thousands)

Balance Sheet Data:

	June 30, 2006	December 31, 2005
ASSETS
Current assets	$59,476	$60,586
Restricted cash	1,931	1,597
Property and equipment, net	21,658	21,553
Customer accounts, net	216,637	232,875
Goodwill	12,160	12,160
Tradename	25,812	25,812
Deferred customer acquisition costs	90,347	73,198
Other assets	9,807	8,521
	$437,828	$436,302

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY IN ASSETS)
Current liabilities	$66,346	$65,653
Long term debt and capital leases, net of current portion	390,070	321,293
Deferred customer acquisition revenue	51,620	39,873
Other liabilities	1,203	1,416
Total liabilities	509,239	428,235

Stockholders’ equity (deficiency in assets)	(71,411)	8,067
	$437,828	$436,302

	2006	2005
	January 1 - June 30	February 9 - June 30	January 1 - February 8
Cash Flow Data:

Net cash provided by operating activities	$23,169	$12,065	$3,710

Net cash used in investing activities	$(16,650)	$(5,380)	$(2,473)

Net cash used in financing activities	$(5,321)	$(48,950)	$—